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                                                         Rule 424(b)(3) and (c)
                                                     Registration No. 333-18583

                              OVERLAND DATA, INC.

                Supplement No. 1 dated March 17, 1997 to
                     Prospectus dated February 21, 1997

    The following information supplements the Prospectus, dated February 21, 1997 (the "Prospectus"), of Overland Data, Inc., a California corporation (the "Company"), relating to the Offering, as defined in the Prospectus.

    The Company has been notified by Quantum Corporation ("Quantum"), that Quantum's new DLT7000 drives have been placed on allocation, and that shipments to the Company are anticipated to be significantly less than the quantities ordered by the Company to meet its currently projected requirements. Quantum is the sole supplier of the DLT7000 drive which is used in one of the products within the Company's LibraryXpress family of automated tape libraries. The Company has been informed by Quantum that the supply problems are primarily attributable to the high level of market demand which exceeds Quantum's current production capacity. Quantum anticipates significant improvements over the next two calendar quarters in its production capability.

     The Company anticipates that this allocation could adversely affect up to $1 million and $4 million of sales for its third quarter ending March 31, 1997 and fourth quarter ending June 30, 1997, respectively. Notwithstanding the shortfall in sales, the Company anticipates that third quarter earnings will be only slightly below its internal forecast because of unrelated expense savings during the quarter. The ultimate impact on the Company's revenues and profits in the fourth and subsequent quarters will depend upon the level of allocation versus the demand for the DLT7000 versions of the LibraryXpress family of products and the success of alternative courses of action developed by the Company.

     This Prospectus Supplement should be read in conjunction with the Prospectus (in particular, the sections titled "Risk Factors - Dependence on Certain Suppliers" and "Business - Manufacturing"), and this Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information herein contained supersedes the information contained in the Prospectus. The information contained in this Prospectus Supplement includes forward looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein.